Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

The undersigned hereby certifies that the Form 11-K/A Annual Report of the Mandalay Resort Group Employees= Profit Sharing and Investment Plan  (the APlan@) for the annual period ended December 31, 2003 filed with the Securities and Exchange Commission (the AReport@) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a) or 78o(d)) and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Plan.

Date: June 25, 2004	/s/ MICHAEL S. ENSIGN
Michael S. Ensign, Chairman of the Board,
Chief Executive Officer and Chief Operating Officer of Mandalay Resort Group, the Plan Administrator

A signed original of this written statement required by Section 906 has been provided to the Plan and will be retained by the Plan and furnished to the Securities and Exchange Commission or its staff upon request.